CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

 Dataram Corporation

We consent to the inclusion in the foregoing Registration Statement on Form S-3 of our report dated August 31, 2015 relating to our audit of the consolidated balance sheet of Dataram Corporation (the “Company”) as of April 30, 2015, and the related consolidated statements of operations, consolidated changes in stockholders’ equity, and consolidated cash flows for the year then ended. Our report dated August 31, 2015, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern described in Note 2 and includes another emphasis paragraph relating to the adjustments to retrospectively apply the change in accounting related to the reverse stock split described in Note 1.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Anton & Chia, LLP

Newport Beach, California

May 10, 2017